Exhibit 99.1

Mercantile Bank Corporation Reports Strong Third Quarter 2021 Results

Sustained strength in core commercial loan originations, asset quality metrics, and operating performance highlight quarter

GRAND RAPIDS, Mich., October 19, 2021 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $15.1 million, or $0.95 per diluted share, for the third quarter of 2021, up 40.8 percent from $10.7 million, or $0.66 per diluted share, for the respective prior-year period. Net income during the first nine months of 2021 totaled $47.4 million, or $2.95 per diluted share, up 57.6 percent from $30.1 million, or $1.85 per diluted share, during the first nine months of 2020.

“Mercantile’s talented and dedicated people, commitment to local decision making, and longstanding investments in technology all contributed to the bank’s growth in commercial and residential mortgage loans, earnings, net interest income, and fee income, all while maintaining strong asset quality metrics and operating expense discipline,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The significant growth in core commercial loans during the quarter, especially when considering the current economic and operating environments, is a noteworthy feat and reflects our commercial lending team’s ongoing concerted effort to meet existing customers’ credit needs and to foster new relationships. Based on our current loan pipeline, we believe core commercial loan originations will remain robust during the fourth quarter and into 2022.”

Third quarter highlights include:

●	Strong growth in core commercial loans and residential mortgage loans
●	Sustained strength in commercial loan and residential mortgage loan pipelines
●	Ongoing strength in asset quality metrics
●	Solid earnings and capital position
●	Growth in key fee income categories
●	Additional growth in local deposits

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $46.7 million during the third quarter of 2021, up $3.9 million, or 9.1 percent, from the prior-year third quarter. Net interest income during the third quarter of 2021 was $31.1 million, up from $29.5 million during the respective 2020 period due to the positive impact of earning asset growth, which more than offset a lower net interest margin. Noninterest income totaled $15.6 million during the third quarter of 2021, up $2.3 million from the third quarter of 2020, mainly due to revenue associated with an interest rate swap program that was introduced during the fourth quarter of 2020. The net interest margin was 2.71 percent in the third quarter of 2021, down from 2.86 percent in the prior-year third quarter, reflecting excess liquidity and a lower yield on securities.

The yield on average earning assets declined from 3.45 percent during the third quarter of 2020 to 3.13 percent during the respective 2021 period due to a change in earning asset mix and a decreased yield on securities. A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and persisted during the remainder of 2020 and first nine months of 2021, negatively impacted both the yield on average earning assets and the net interest margin by 40 basis points to 50 basis points during the third quarter and first nine months of 2021. The excess funds, consisting primarily of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of federal government stimulus programs, lower business and consumer investing and spending, and Paycheck Protection Program loan forgiveness activities. The decreased yield on securities mainly depicted lower yields on newly purchased bonds, reflecting the declining interest rate environment, and a reduced level of accelerated discount accretion on called U.S. Government agency bonds.

The cost of funds decreased from 0.59 percent during the third quarter of 2020 to 0.42 percent during the current-year third quarter, primarily due to a change in funding mix, consisting of an increase in lower-costing non-time deposits as a percentage of total funding sources, and lower rates paid on local time deposits, reflecting the declining interest rate environment.

Mercantile recorded provision expense of $1.9 million and $3.2 million during the third quarters of 2021 and 2020, respectively. The provision expense recorded during the current-year third quarter mainly reflected net commercial loan growth, while the provision expense recorded during the prior-year third quarter was primarily comprised of increased allocations associated with the downgrading of certain non-impaired commercial loan relationships to reflect stressed economic conditions stemming from the COVID-19 environment.

Noninterest income during the third quarter of 2021 was $15.6 million, an increase of 17.0 percent when compared to the prior-year third quarter. The higher level of noninterest income mainly reflected fee income generated from an interest rate swap program that was introduced during the fourth quarter of 2020, which provides certain commercial borrowers with a longer-term fixed-rate option and assists Mercantile in managing associated longer-term interest rate risk. Growth in debit and credit card income and service charges on accounts also contributed to the increased level of noninterest income. Mortgage banking income remained sound in the third quarter of 2021 as sustained strength in purchase mortgage originations largely mitigated the negative impacts of an expected decrease in refinance activity, a lower mortgage loan sold percentage, and a decreased gain on sale rate.

Noninterest expense totaled $26.2 million during the third quarter of 2021, down $0.2 million from the third quarter of 2020. The lower level of expense primarily resulted from decreased compensation costs, mainly reflecting a reduced bonus accrual and lower stock-based compensation expense, which more than offset increased regular salary expense primarily stemming from annual employee merit pay increases. The bonus accrual during the third quarter of last year was increased due to a change in estimate as no accruals were recorded during the first and second quarters of the year due to COVID-19 and associated weakened economic environment. Health insurance costs increased in the third quarter of 2021 compared to the prior-year third quarter mainly due to a higher level of claims, some of which resulted from the treatment of COVID-19 related medical conditions. Federal Deposit Insurance Corporation deposit insurance premiums were up in the current-year third quarter compared to the respective 2020 period primarily as a result of an increased assessment base and rate.

Mr. Kaminski commented, “The growth in key fee income categories reflects our continuing efforts to augment our noninterest income revenue streams, which represented 33 percent of operating revenue in the third quarter. Our interest rate risk swap program continues to be well received by commercial loan customers, and the ongoing success in developing new commercial and industrial loan relationships provides us with opportunities to cross sell treasury management products and services, which serve as another contributor to fee income. Growth in residential mortgage loan purchase originations has largely offset the negative impact of an expected decline in refinance activity on mortgage banking income. We remain committed to growing in a cost-conscious manner and are continually reviewing overhead categories in an effort to improve efficiency where feasible.”

Balance Sheet

As of September 30, 2021, total assets were $4.96 billion, up $527 million, or 11.9 percent, from December 31, 2020. Total loans increased $120 million during the first nine months of 2021, primarily reflecting net increases in core commercial loans of $298 million, of which $162 million occurred in the third quarter, and residential mortgage loans of $73.7 million, which more than offset a net reduction in Paycheck Protection Program loans of $249 million. The growth in core commercial loans during the first nine months of 2021 equated to an annualized growth rate of approximately 16 percent. As of September 30, 2021, unfunded commitments on commercial construction and development loans totaled approximately $155 million, which are expected to be largely funded over the next 12 to 18 months.

Interest-earning deposits increased $178 million during the first nine months of 2021, mainly reflecting continuing local deposit growth, Paycheck Protection Program forgiveness activities and an increase in sweep accounts, which outpaced loan growth and an expanded securities portfolio.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with the strong levels of core commercial loan and residential mortgage loan growth during the third quarter. The growth in the core commercial loan portfolio, which was achieved in a prudent manner with an unwavering emphasis on sound underwriting and risk-based pricing, reflects our commercial lending team’s continuing focus on meeting the needs of our existing customers and successful client acquisition efforts. A majority of the core commercial loan growth was in the commercial and industrial loan category, which typically generates additional local deposits and affords us the opportunity to cross sell treasury management products and services. We are also pleased with the sustained strength of our commercial loan and residential loan pipelines.”

Excluding the impact of Paycheck Protection Program loan originations, commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 55 percent of total commercial loans as of September 30, 2021, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at September 30, 2021, were $3.87 billion, up $457 million, or 13.4 percent, from December 31, 2020. Local deposits were up $480 million during the first nine months of 2021, while brokered deposits were down $23.0 million. The growth in local deposits, which occurred despite typical and expected seasonal business deposit withdrawals used for bonus and tax payments, primarily reflected federal government stimulus payments, reduced business and consumer investing and spending, deposits generated from newly established commercial loan relationships, and Paycheck Protection Program loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of September 30, 2021. Wholesale funds were $418 million, or approximately 9 percent of total funds, as of September 30, 2021, compared to $441 million, or approximately 11 percent of total funds, as of December 31, 2020.

Asset Quality

Nonperforming assets totaled $2.9 million, $4.1 million, and $4.7 million at September 30, 2021, December 31, 2020, and September 30, 2020, respectively, with each dollar amount representing 0.1 percent of total assets as of the respective dates. During the third quarter of 2021, loan charge-offs totaled $0.8 million, while recoveries of prior period loan charge-offs equaled $0.4 million, providing for net loan charge-offs of $0.4 million, or an annualized 0.05 percent of average total loans. During the first nine months of 2021, loan charge-offs totaled $0.9 million, while recoveries of prior period loan charge-offs equaled $1.2 million, providing for net loan recoveries of $0.3 million, or an annualized 0.01 percent of average total loans.

Mr. Reitsma commented, “As evidenced by the continuing low levels of past due loans, gross loan charge-offs, and nonperforming assets, our asset quality metrics have remained strong during the COVID-19 pandemic. The sustained strength in asset quality depicts our ongoing focus on proper underwriting and our commercial borrowers’ business acumen and success in addressing pandemic-related challenges, including the rising costs and disruption posed by supply chain shortages and a tight labor market.”

Capital Position

Shareholders’ equity totaled $452 million as of September 30, 2021, an increase of $10.7 million from year-end 2020. Mercantile Bank of Michigan’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.4 percent as of September 30, 2021, compared to 13.5 percent at December 31, 2020. At September 30, 2021, Mercantile Bank of Michigan had approximately $94 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,717,663 total shares outstanding at September 30, 2021.

As part of $20.0 million common stock repurchase programs announced in May of 2019 and 2021, respectively, Mercantile repurchased approximately 289,000 shares for $8.9 million, at a weighted average all-in cost per share of $30.97, during the third quarter of 2021 and approximately 636,000 shares for $19.8 million, at a weighted average all-in cost per share of $31.14, during the first nine months of 2021. The 2021 program replaced the 2019 program, which was nearing exhaustion. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including Mercantile’s stock price, capital position, and financial performance, general market and economic conditions, alternative uses of capital, and applicable legal requirements. As of September 30, 2021, availability under the current program equaled $8.4 million. The program may be discontinued at any time.

Mr. Kaminski concluded, “We are pleased that our ongoing financial strength has allowed us to continue our regular quarterly cash dividend program and provide shareholders with meaningful cash returns on their investments. Our business model, which focuses on mutually beneficial relationship building, exceptional customer service, local decision making, and market-leading products and services, has proven effective in retaining existing clients and attracting new customers, and we believe we are well positioned to produce strong operating results in future periods and remain a consistent high performer that delivers steady and profitable growth.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2021 conference call on Tuesday, October 19, 2021, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains information relating to Mercantile’s COVID-19 pandemic response plan, which may be modified to address new developments, as the company carefully monitors the recent surge in cases. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.9 billion and operates 43 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; our participation in the Paycheck Protection Program administered by the Small Business Administration; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial market and other economic activity caused by the COVID-19 pandemic; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr. President & CEO 616-726-1502 rkaminski@mercbank.com	Charles Christmas Executive Vice President & CFO 616-726-1202 cchristmas@mercbank.com

Mercantile Bank Corporation
Third Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2021	2020	2020
ASSETS
Cash and due from banks	$83,804,000	$62,832,000	$59,283,000
Interest-earning deposits	741,557,000	563,174,000	495,308,000
Total cash and cash equivalents	825,361,000	626,006,000	554,591,000

Securities available for sale	559,564,000	387,347,000	312,424,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	3,313,709,000	3,193,470,000	3,324,202,000
Allowance for loan losses	(37,423,000)	(37,967,000)	(35,572,000)
Loans, net	3,276,286,000	3,155,503,000	3,288,630,000

Premises and equipment, net	57,465,000	58,959,000	60,446,000
Bank owned life insurance	72,963,000	72,131,000	71,170,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	1,589,000	2,436,000	2,754,000
Mortgage loans held for sale	47,247,000	22,888,000	26,342,000
Other assets	56,462,000	44,599,000	36,778,000

Total assets	$4,964,412,000	$4,437,344,000	$4,420,610,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,647,380,000	$1,433,403,000	$1,449,879,000
Interest-bearing	2,221,611,000	1,978,150,000	1,922,155,000
Total deposits	3,868,991,000	3,411,553,000	3,372,034,000

Securities sold under agreements to repurchase	175,850,000	118,365,000	157,017,000
Federal Home Loan Bank advances	394,000,000	394,000,000	394,000,000
Subordinated debentures	48,074,000	47,563,000	47,392,000
Accrued interest and other liabilities	25,219,000	24,309,000	18,267,000
Total liabilities	4,512,134,000	3,995,790,000	3,988,710,000

SHAREHOLDERS' EQUITY
Common stock	285,033,000	302,029,000	301,896,000
Retained earnings	167,541,000	134,039,000	124,451,000
Accumulated other comprehensive income/(loss)	(296,000)	5,486,000	5,553,000
Total shareholders' equity	452,278,000	441,554,000	431,900,000

Total liabilities and shareholders' equity	$4,964,412,000	$4,437,344,000	$4,420,610,000

Mercantile Bank Corporation
Third Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
INTEREST INCOME
Loans, including fees	$33,656,000	$33,664,000	$100,430,000	$101,428,000
Investment securities	1,941,000	1,788,000	5,375,000	8,554,000
Other interest-earning assets	291,000	142,000	642,000	711,000
Total interest income	35,888,000	35,594,000	106,447,000	110,693,000

INTEREST EXPENSE
Deposits	2,184,000	3,466,000	7,247,000	11,808,000
Short-term borrowings	46,000	38,000	122,000	132,000
Federal Home Loan Bank advances	2,072,000	2,072,000	6,149,000	6,499,000
Other borrowed money	462,000	509,000	1,401,000	1,857,000
Total interest expense	4,764,000	6,085,000	14,919,000	20,296,000

Net interest income	31,124,000	29,509,000	91,528,000	90,397,000

Provision for loan losses	1,900,000	3,200,000	(900,000)	11,550,000

Net interest income after provision for loan losses	29,224,000	26,309,000	92,428,000	78,847,000

NONINTEREST INCOME
Service charges on accounts	1,324,000	1,135,000	3,687,000	3,401,000
Mortgage banking income	6,554,000	9,479,000	23,049,000	19,746,000
Credit and debit card income	1,947,000	1,636,000	5,545,000	4,371,000
Interest rate swap income	3,938,000	0	6,086,000	0
Payroll services	412,000	399,000	1,374,000	1,346,000
Earnings on bank owned life insurance	298,000	290,000	872,000	933,000
Gain on sale of branch	0	0	1,058,000	0
Other income	1,095,000	368,000	1,916,000	1,042,000
Total noninterest income	15,568,000	13,307,000	43,587,000	30,839,000

NONINTEREST EXPENSE
Salaries and benefits	15,975,000	16,734,000	47,255,000	44,388,000
Occupancy	2,030,000	2,023,000	6,021,000	5,944,000
Furniture and equipment	929,000	871,000	2,719,000	2,500,000
Data processing costs	2,746,000	2,676,000	8,138,000	7,793,000
Other expense	4,530,000	4,119,000	13,386,000	11,954,000
Total noninterest expense	26,210,000	26,423,000	77,519,000	72,579,000

Income before federal income tax expense	18,582,000	13,193,000	58,496,000	37,107,000

Federal income tax expense	3,531,000	2,507,000	11,114,000	7,051,000

Net Income	$15,051,000	$10,686,000	$47,382,000	$30,056,000

Basic earnings per share	$0.95	$0.66	$2.95	$1.85
Diluted earnings per share	$0.95	$0.66	$2.95	$1.85

Average basic shares outstanding	15,859,955	16,233,196	16,084,806	16,265,208
Average diluted shares outstanding	15,860,314	16,233,666	16,085,274	16,265,986

Mercantile Bank Corporation
Third Quarter 2021 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2021	2021	2021	2020	2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2021	2020
EARNINGS
Net interest income	$31,124	30,871	29,533	31,849	29,509	91,528	90,397
Provision for loan losses	$1,900	(3,100)	300	2,500	3,200	(900)	11,550
Noninterest income	$15,568	14,556	13,463	14,333	13,307	43,587	30,839
Noninterest expense	$26,210	26,192	25,117	25,941	26,423	77,519	72,579
Net income before federal income tax expense	$18,582	22,335	17,579	17,741	13,193	58,496	37,107
Net income	$15,051	18,091	14,239	14,082	10,686	47,382	30,056
Basic earnings per share	$0.95	1.12	0.87	0.87	0.66	2.95	1.85
Diluted earnings per share	$0.95	1.12	0.87	0.87	0.66	2.95	1.85
Average basic shares outstanding	15,859,955	16,116,070	16,283,044	16,279,052	16,233,196	16,084,806	16,265,208
Average diluted shares outstanding	15,860,314	16,116,666	16,283,490	16,279,243	16,233,666	16,085,274	16,265,986

PERFORMANCE RATIOS
Return on average assets	1.23%	1.53%	1.26%	1.25%	0.98%	1.34%	0.99%
Return on average equity	13.10%	16.27%	13.02%	12.75%	9.86%	14.12%	9.44%
Net interest margin (fully tax-equivalent)	2.71%	2.76%	2.77%	3.00%	2.86%	2.76%	3.19%
Efficiency ratio	56.13%	57.66%	58.42%	56.17%	61.71%	57.37%	59.87%
Full-time equivalent employees	629	634	621	621	618	629	618

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.07%	3.99%	4.03%	4.34%	4.03%	4.06%	4.28%
Yield on securities	1.46%	1.54%	1.61%	1.69%	2.26%	1.53%	3.47%
Yield on other interest-earning assets	0.16%	0.12%	0.11%	0.12%	0.12%	0.13%	0.32%
Yield on total earning assets	3.13%	3.20%	3.26%	3.55%	3.45%	3.21%	3.91%
Yield on total assets	2.94%	3.02%	3.09%	3.35%	3.25%	3.01%	3.67%
Cost of deposits	0.23%	0.25%	0.31%	0.37%	0.41%	0.26%	0.52%
Cost of borrowed funds	1.67%	1.73%	1.78%	1.75%	1.78%	1.72%	1.98%
Cost of interest-bearing liabilities	0.69%	0.74%	0.82%	0.91%	0.99%	0.75%	1.15%
Cost of funds (total earning assets)	0.42%	0.44%	0.49%	0.55%	0.59%	0.45%	0.72%
Cost of funds (total assets)	0.39%	0.41%	0.47%	0.51%	0.56%	0.42%	0.67%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$48	54	51	158	332	153	786
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$238	291	318	318	318	847	1,086

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$259,512	237,299	245,200	218,904	237,195	742,011	645,540
Purchase mortgage loans originated	$143,635	144,476	81,529	99,490	93,068	369,640	197,621
Refinance mortgage loans originated	$115,877	92,823	163,671	119,414	144,127	372,371	447,919
Total saleable mortgage loans	$177,837	140,497	195,655	159,942	191,318	513,989	512,310
Income on sale of mortgage loans	$6,659	7,690	9,182	9,476	10,199	23,531	20,045

CAPITAL
Tangible equity to tangible assets	8.17%	8.51%	8.36%	8.89%	8.69%	8.17%	8.69%
Tier 1 leverage capital ratio	9.33%	9.47%	9.67%	9.77%	9.80%	9.33%	9.80%
Common equity risk-based capital ratio	10.34%	10.87%	11.11%	11.34%	11.37%	10.34%	11.37%
Tier 1 risk-based capital ratio	11.53%	12.11%	12.41%	12.68%	12.74%	11.53%	12.74%
Total risk-based capital ratio	12.47%	13.09%	13.51%	13.80%	13.82%	12.47%	13.82%
Tier 1 capital	$448,010	445,410	437,567	430,146	420,225	448,010	420,225
Tier 1 plus tier 2 capital	$484,594	481,324	476,462	468,113	455,797	484,594	455,797
Total risk-weighted assets	$3,884,999	3,677,180	3,526,161	3,391,563	3,298,047	3,884,999	3,298,047
Book value per common share	$28.78	28.23	27.21	27.04	26.59	28.78	26.59
Tangible book value per common share	$25.53	25.03	24.02	23.86	23.37	25.53	23.37
Cash dividend per common share	$0.30	0.29	0.29	0.28	0.28	0.88	0.84

ASSET QUALITY
Gross loan charge-offs	$744	68	53	340	124	865	499
Recoveries	$354	386	481	234	250	1,221	632
Net loan charge-offs (recoveries)	$390	(318)	(428)	106	(126)	(356)	(133)
Net loan charge-offs to average loans	0.05%	(0.04% )	(0.05% )	0.01%	(0.02% )	(0.01% )	(0.01% )
Allowance for loan losses	$37,423	35,913	38,695	37,967	35,572	37,423	35,572

Allowance to loans	1.13%	1.11%	1.15%	1.19%	1.06%	1.13%	1.06%
Allowance to loans excluding PPP loans	1.17%	1.20%	1.33%	1.33%	1.27%	1.17%	1.27%
Nonperforming loans	$2,766	2,746	2,793	3,384	4,141	2,766	4,141
Other real estate/repossessed assets	$111	404	374	701	512	111	512
Nonperforming loans to total loans	0.08%	0.08%	0.08%	0.11%	0.12%	0.08%	0.12%
Nonperforming assets to total assets	0.06%	0.07%	0.07%	0.09%	0.11%	0.06%	0.11%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$33	34	34	35	36	33	36
Construction	$0	0	0	0	198	0	198
Owner occupied / rental	$2,063	2,137	2,305	2,607	2,597	2,063	2,597
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$100	363	646	1,232	1,576	100	1,576
Non-owner occupied	$0	0	0	22	23	0	23
Non-real estate:
Commercial assets	$673	606	169	172	198	673	198
Consumer assets	$8	10	13	17	25	8	25
Total nonperforming assets	2,877	3,150	3,167	4,085	4,653	2,877	4,653

NONPERFORMING ASSETS - RECON
Beginning balance	$3,150	3,167	4,085	4,653	3,410	4,085	2,736
Additions	$361	522	116	972	1,615	999	3,148
Return to performing status	$(50)	0	(115)	0	(72)	(165)	(105)
Principal payments	$(291)	(484)	(559)	(1,064)	(249)	(1,334)	(637)
Sale proceeds	$(209)	0	(77)	(245)	0	(286)	(241)
Loan charge-offs	$0	(55)	(33)	(231)	(51)	(88)	(224)
Valuation write-downs	$(84)	0	(250)	0	0	(334)	(24)
Ending balance	$2,877	3,150	3,167	4,085	4,653	2,877	4,653

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,074,394	1,103,807	1,284,507	1,145,423	1,321,419	1,074,394	1,321,419
Land development & construction	$38,380	43,111	58,738	55,055	50,941	38,380	50,941
Owner occupied comm'l R/E	$551,762	550,504	544,342	529,953	549,364	551,762	549,364
Non-owner occupied comm'l R/E	$998,697	950,993	932,334	917,436	878,897	998,697	878,897
Multi-family & residential rental	$179,126	161,894	147,294	146,095	137,740	179,126	137,740
Total commercial	$2,842,359	2,810,309	2,967,215	2,793,962	2,938,361	2,842,359	2,938,361
Retail:
1-4 family mortgages	$411,618	380,292	337,844	337,888	322,118	411,618	322,118
Home equity & other consumer	$59,732	58,240	59,311	61,620	63,723	59,732	63,723
Total retail	$471,350	438,532	397,155	399,508	385,841	471,350	385,841
Total loans	$3,313,709	3,248,841	3,364,370	3,193,470	3,324,202	3,313,709	3,324,202

END OF PERIOD BALANCES
Loans	$3,313,709	3,248,841	3,364,370	3,193,470	3,324,202	3,313,709	3,324,202
Securities	$577,566	524,127	452,259	405,349	330,426	577,566	330,426
Other interest-earning assets	$741,557	683,638	596,855	563,174	495,308	741,557	495,308
Total earning assets (before allowance)	$4,632,832	4,456,606	4,413,484	4,161,993	4,149,936	4,632,832	4,149,936
Total assets	$4,964,412	4,757,414	4,713,023	4,437,344	4,420,610	4,964,412	4,420,610
Noninterest-bearing deposits	$1,647,380	1,620,829	1,605,471	1,433,403	1,449,879	1,647,380	1,449,879
Interest-bearing deposits	$2,221,611	2,050,442	2,039,491	1,978,150	1,922,155	2,221,611	1,922,155
Total deposits	$3,868,991	3,671,271	3,644,962	3,411,553	3,372,034	3,868,991	3,372,034
Total borrowed funds	$619,441	613,205	584,672	562,360	600,892	619,441	600,892
Total interest-bearing liabilities	$2,841,052	2,663,647	2,624,163	2,540,510	2,523,047	2,841,052	2,523,047
Shareholders' equity	$452,278	451,888	441,243	441,554	431,900	452,278	431,900

AVERAGE BALANCES
Loans	$3,276,863	3,365,686	3,318,281	3,268,866	3,292,025	3,308,119	3,132,885
Securities	$547,336	483,805	419,514	365,631	327,668	484,020	335,443
Other interest-earning assets	$733,801	619,358	591,617	559,593	457,598	648,780	288,310
Total earning assets (before allowance)	$4,558,000	4,468,849	4,329,412	4,194,090	4,077,291	4,440,919	3,756,638
Total assets	$4,856,611	4,752,858	4,578,887	4,459,370	4,346,624	4,730,482	4,024,175
Noninterest-bearing deposits	$1,641,158	1,619,976	1,510,334	1,478,616	1,454,887	1,590,969	1,228,729
Interest-bearing deposits	$2,125,920	2,074,759	2,026,896	1,936,069	1,863,302	2,076,221	1,785,391
Total deposits	$3,767,078	3,694,735	3,537,230	3,414,685	3,318,189	3,667,190	3,014,120
Total borrowed funds	$614,061	594,199	576,645	588,100	583,994	595,105	569,729
Total interest-bearing liabilities	$2,739,981	2,668,958	2,603,541	2,524,169	2,447,296	2,671,326	2,355,120
Shareholders' equity	$455,902	445,930	443,548	438,171	429,865	448,516	423,924